Exhibit 3.2

FILED # C15153-02

JUL 12 2002

IN THE OFFICE OF
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
MEDEPORT, INC.

Pursuant to the provisions of the Nevada Business Corporations Act, the Undersigned corporation adopts the following amendment to the Articles of Incorporation by way of shareholder consent.

1.  The following amendment of the Articles of Incorporation was adopted by a majority vote of the shareholders of the corporation on May 31, 2002.  Said articles are hereby amended as follows:

Article I

Name

The name of the corporation is MedXLink Corp.

2.  Additionally, the shareholders consented to a reverse split of the Company’s common stock on a 100 to 1 basis.

3.  The number of shares of the corporation outstanding at the time of adoption of the foregoing was 25 million and the number of shares entitled to vote thereon were the same.

4.  The number of shares voting in favor of the action was 13,000,000.  The shareholders voting in favor of the actions represented a majority of the issued and outstanding shares and was sufficient to effect the corporate changes.

5.  The shareholders agree to eliminate the Class A Preferred stock and the Class B Preferred stock, thereby decreasing the total authorized shares from 101,000,001 to 100,000,000 par value $.001.

Effective the 10th day of July, 2002.

/s/ Dean Becker
Dean Becker, President

/s/ Dean Becker
Dean Becker, Secretary